CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 27, 2014, relating to the financial statements and financial highlights which appears in the December 31, 2013 Annual Report to Shareholders of the Nuveen Diversified Currency Opportunities Fund and Nuveen Global Income Opportunities Fund (hereinafter referred to as the “Funds”) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Experts,” “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

August 11, 2014